SCHEDULE I

DIRECTORS AND EXECUTIVE OFFICERS OF PSYENCE LABS LTD.

The following table sets forth the name, present principal occupation or employment, business address, and citizenship of each director and executive officer of the Reporting Person..

Name	Position with PsyLabs / Principal Occupation	Business Address	Citizenship
CONTROL SERVICES CORP.	Director	Coastal Building, Wickham’s, Cay II, P.O. Box 2221, Road Town, Tortola, VIRGIN ISLANDS, BRITISH	VIRGIN ISLANDS, BRITISH
Ronel Anneli Williams	Authorized signatory of Control Services Corp.	Irvine's Place, 159 Main Street, 1st Floor, PO Box 2132, Road Town, Tortola, British Virgin Islands, VG 1110	MAURITIUS